UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 4, 2008

BELO CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of in Company or organization)	1-8598 (Commission File Number)	75-0135890 (I.R.S. Employer Identification No.)

P. O. Box 655237 Dallas, Texas (Address of principal executive offices)	75265-5237 (Zip Code)
Registrant’s telephone number, including area code: (214) 977-6606
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
     Belo Corp. (the “Company”) entered into the First Amendment dated as of February 4, 2008 (the “Amendment”) to its Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 7, 2006 (the “Credit Agreement”) among the Company, as Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank.
     The Amendment becomes effective upon the Company’s distribution of all of A. H. Belo Corporation’s issued and outstanding shares of common stock to the Company’s shareholders on a pro rata basis. The Amendment reduces the aggregate commitment of the lenders under the Credit Agreement from $1 billion to $600 million. In addition, the Amendment contains new restrictions on the Company’s and certain of its subsidiaries’ ability to enter into agreements that impose restrictions on their ability to create liens upon their property or assets; to make certain restricted payments; and to make certain asset sales. The applicable pricing grid, the leverage ratio covenant and the interest coverage ratio covenant have also been amended.
     The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the Amendment to the Credit Agreement, which is incorporated by reference as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
99.1	First Amendment, dated as of February 4, 2008, to the Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 7, 2006 among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 4, 2008	BELO CORP.
	By:	/s/ Alison K. Engel

Alison K. Engel
Vice President/Corporate Controller

EXHIBIT INDEX
99.1	First Amendment, dated as of February 4, 2008, to the Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 7, 2006 among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank.